================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                           ALLOT COMMUNICATIONS, LTD.
                           --------------------------
                                (NAME OF ISSUER)


                                 ORDINARY SHARES
                                 ---------------
                         (TITLE OF CLASS OF SECURITIES)


                                    M0854Q105
                                    ---------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2007
                                -----------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]   RULE 13D-1(B)
[ ]   RULE 13D-1(C)
[X]   RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 2 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Venture Capital II Ltd. ("TFVCII")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              804,842 shares, except that Tamir Fishman Ventures
                              II LLC ("GP"), which holds management rights over
                              the shares of Issuer owned by TFVCII, may be
                              deemed to have sole power to vote these shares. GP
                              disclaims beneficial ownership of the shares held
                              by TFVCII except to the extent of its pecuniary
                              interest therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                804,842 shares, except that GP, which holds
                              management rights over the shares of Issuer owned
                              by TFVCII, may be deemed to have sole power to
                              vote these shares. GP disclaims beneficial
                              ownership of the shares held by TFVCII except to
                              the extent of its pecuniary interest therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        804,842 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.66%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 3 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II (Cayman Islands) LP ("CAYMAN")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              138,310 shares, except that GP, the general
                              partner of CAYMAN, may be deemed to have sole
                              power to vote these shares. GP disclaims
                              beneficial ownership of the shares held by CAYMAN
                              except to the extent of its pecuniary interest
                              therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                138,310 shares, except that GP, the general
                              partner of CAYMAN, may be deemed to have sole
                              power to vote these shares. GP disclaims
                              beneficial ownership of the shares held by CAYMAN
                              except to the extent of its pecuniary interest
                              therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        138,310 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.63%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 4 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II LP ("TFVII")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              1,165,014 shares, except that GP, the general
                              partner of TFVII, may be deemed to have sole power
                              to vote these shares. GP disclaims beneficial
                              ownership of the shares held by TFVII except to
                              the extent of its pecuniary interest therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                1,165,014 shares, except that GP, the general
                              partner of TFVII, may be deemed to have sole power
                              to vote these shares. GP disclaims beneficial
                              ownership of the shares held by TFVII except to
                              the extent of its pecuniary interest therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,165,014 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.29%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 5 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II CEO Fund LP ("CEO")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              12,980 shares, except that GP, the general partner
                              of CEO, may be deemed to have sole power to vote
                              these shares. GP disclaims beneficial ownership of
                              the shares held by CEO except to the extent of its
                              pecuniary interest therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                12,980 shares, except that GP, the general
                              partner of CEO, may be deemed to have sole power
                              to vote these shares. GP disclaims beneficial
                              ownership of the shares held by CEO except to the
                              extent of its pecuniary interest therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,980 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.06%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 6 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II CEO (US) Fund LP ("CEOUS")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              54,543 shares, except that GP, the general partner
                              of CEOUS may be deemed to have sole power to vote
                              these shares. GP disclaims beneficial ownership of
                              the shares held by CEOUS except to the extent of
                              its pecuniary interest therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                54,543 shares, except that GP, the general
                              partner of CEOUS, may be deemed to have sole power
                              to vote these shares. GP disclaims beneficial
                              ownership of the shares held by CEOUS except to
                              the extent of its pecuniary interest therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        54,543 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.25%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 7 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II (Israel) LP ("ISRAEL")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              155,904 shares, except that GP, the general
                              partner of ISRAEL may be deemed to have sole power
                              to vote these shares. GP disclaims beneficial
                              ownership of the shares held by ISRAEL except to
                              the extent of its pecuniary interest therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                155,904 shares, except that GP, the general
                              partner of ISRAEL may be deemed to have sole power
                              to vote these shares. GP disclaims beneficial
                              ownership of the shares held by ISRAEL except to
                              the extent of its pecuniary interest therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        155,904 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.71%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 8 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II LLC ("GP")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              2,336,593 shares**, of which 804,842 shares are
                              directly owned by TFVCII, 138,310 shares are
                              directly owned by CAYMAN, 1,165,014 shares are
                              directly owned by TFVII, 12,980 shares are
                              directly owned by CEO, 54,543 shares are directly
                              owned by CEOUS and 155,904 shares are directly
                              owned by ISRAEL. GP, the general partner of
                              CAYMAN, TFVII, CEO, CEOUS and ISRAEL and holder of
                              management rights over the shares of Issuer owned
                              by TFVCII, may be deemed to have sole power to
                              vote these shares. GP disclaims beneficial
                              ownership of the shares held by CAYMAN, TFVII,
                              CEO, CEOUS, ISRAEL and TFVCII except to the extent
                              of its pecuniary interest therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                2,336,593 shares**, of which 804,842 shares are
                              directly owned by TFVCII, 138,310 shares are
                              directly owned by CAYMAN, 1,165,014 shares are
                              directly owned by TFVII, 12,980 shares are
                              directly owned by CEO, 54,543 shares are directly
                              owned by CEOUS and 155,904 shares are directly
                              owned by ISRAEL. GP, the general partner of
                              CAYMAN, TFVII, CEO, CEOUS and ISRAEL and holder of
                              management rights over the shares of Issuer owned
                              by TFVCII, may be deemed to have sole power to
                              vote these shares. GP disclaims beneficial
                              ownership of the shares held by CAYMAN, TFVII,
                              CEO, CEOUS, ISRAEL and TFVCII except to the extent
                              of its pecuniary interest therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,336,593 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.61%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        OO
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

**Includes options to purchase 5,000 Ordinary Shares of the Issuer held by Shai Saul, general partner of GP.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 9 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Shai Saul ("SAUL")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              2,336,593 shares**, of which 804,842 shares are
                              directly owned by TFVCII, 138,310 shares are
                              directly owned by CAYMAN, 1,165,014 shares are
                              directly owned by TFVII, 12,980 shares are
                              directly owned by CEO, 54,543 shares are directly
                              owned by CEOUS and 155,904 shares are directly
                              owned by ISRAEL. SAUL, general partner of GP, the
                              general partner of CAYMAN, TFVII, CEO, CEOUS and
                              ISRAEL and holder of management rights over the
                              shares of Issuer owned by TFVCII, may be deemed to
                              have sole power to vote these shares. SAUL
                              disclaims beneficial ownership of the shares held
                              by CAYMAN, TFVII, CEO, CEOUS, ISRAEL and TFVCII
                              except to the extent of its pecuniary interest
                              therein.
        NUMBER OF        -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              See response to row 5.
          EACH           -------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                2,336,593 shares**, of which 804,842 shares are
                              directly owned by TFVCII, 138,310 shares are
                              directly owned by CAYMAN, 1,165,014 shares are
                              directly owned by TFVII, 12,980 shares are
                              directly owned by CEO, 54,543 shares are directly
                              owned by CEOUS and 155,904 shares are directly
                              owned by ISRAEL. SAUL, general partner of GP, the
                              general partner of CAYMAN, TFVII, CEO, CEOUS and
                              ISRAEL and holder of management rights over the
                              shares of Issuer owned by TFVCII, may be deemed to
                              have sole power to vote these shares. SAUL
                              disclaims beneficial ownership of the shares held
                              by CAYMAN, TFVII, CEO, CEOUS, ISRAEL and TFVCII
                              except to the extent of its pecuniary interest
                              therein.
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              See response to row 7.
------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,336,593 shares**
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.61%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
*Based on 22,019,474 Ordinary Shares of the Issuer outstanding.

**Includes options to purchase 5,000 Ordinary Shares of the Issuer held by SAUL.

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 10 of 16 Pages
===================                                          ===================

ITEM 1.

         (a)      Name of Issuer:

                  Allot Communications, Ltd. (the "Issuer")

         (b) Address of Issuer's Principal Executive Offices: 5 Hanagar street, Industrial Zone B
                  Hod Hasharon L3, 45800
                  Israel

ITEM 2.

         (a)      Name of Person Filing:

                  (1) Tamir Fishman Ventures II LLC ("GP"); and

                  (2) Tamir Fishman Venture Capital II Ltd. ("TFVCII"); and

                  (3) Tamir Fishman Ventures II (Cayman Islands) LP ("CAYMAN");
                      and

                  (4) Tamir Fishman Ventures II LP ("TFVII"); and

                  (5) Tamir Fishman Ventures II CEO Fund LP ("CEO"); and

                  (6) Tamir Fishman Ventures II CEO (US) Fund LP ("CEOUS"); and

                  (7) Tamir Fishman Ventures II (Israel) LP ("ISRAEL")

                  (8) Shai Saul ("SAUL")


                  The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b)      Address of Principal Business Office or, if none, Residence:

                  The address of the principal business office of each of the Reporting Persons is: 21 Ha'Arbaa St., Tel Aviv 64739, Israel

         (c)      Citizenship:

                  TFVII and CEOUS are limited partnerships organized under the laws of the State of Delaware. CEO and ISRAEL are limited partnerships organized under the laws of the State of Israel. TFVCII is a company organized under the laws of the State of Israel. GP is a limited liability company organized under the laws of the State of Delaware. CAYMAN is a limited partnership organized under the laws of the Cayman Islands. SAUL is an citizen of the State of Israel.

         (d)      Title of Class of Securities: Ordinary Shares


         (e)      CUSIP Number: M0854Q105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  NOT APPLICABLE

         (a)      |_| Broker or dealer registered under section 15 of the Act

         (b)      |_| Bank as defined in section 3(a)(6) of the Act

         (c) |_| Insurance company as defined in section 3(a)(19) of the Act

         (d)      |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940

         (e)      |_| An investment adviser in accordance with
                      ss.240.13d-1(b)(1(ii)(E)

         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F)

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 11 of 16 Pages
===================                                          ===================

         (g)      |_| A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G)

         (h)      |_| A savings association as defined in section 3(b) of
                      the Federal Deposit Insurance Act

         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)      |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

ITEM 4.           OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount Beneficially Owned:

                      SEE ROW 9 OF COVER PAGE FOR EACH REPORTING PERSON.

                  (b) Percent of Class:

                      SEE ROW 11 OF COVER PAGE FOR EACH REPORTING PERSON. PERCENTAGES FOR ALL REPORTING PERSONS ARE BASED ON 22,019,474 ORDINARY SHARES OF THE ISSUER OUTSTANDING, WHICH IS THE TOTAL NUMBER OF ORDINARY SHARES OUTSTANDING AS OF DECEMBER 31, 2007, BASED ON REPRESENTATIONS MADE BY THE ISSUER TO THE REPORTING PERSONS, AND ASSUMES THE EXERCISE OF OPTIONS TO PURCHASE 5,000 ORDINARY SHARES HELD BY MR. SAUL.

                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote:

                      SEE ROW 5 OF COVER PAGE FOR EACH REPORTING PERSON.

                      (ii) Shared power to vote or to direct the vote:

                      SEE ROW 6 OF COVER PAGE FOR EACH REPORTING PERSON.

                      (iii) Sole power to dispose or to direct the disposition of:

                      SEE ROW 7 OF COVER PAGE FOR EACH REPORTING PERSON.

                      (iv) Shared power to dispose or to direct the disposition of:

                      SEE ROW 8 OF COVER PAGE FOR EACH REPORTING PERSON.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  N/A

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 12 of 16 Pages
===================                                          ===================

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  N/A

ITEM 10.          CERTIFICATION

                  N/A

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 13 of 16 Pages
===================                                          ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date: February 14, 2007

TAMIR FISHMAN VENTURES II LLC

     By:  TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -----------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -----------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURE CAPITAL II LTD.

     By:  TAMIR FISHMAN VENTURES II LLC, its management company

     By:  TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By:  /s/ Shai Saul
          ----------------------------------------
          Shai Saul, General Partner


TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

          By: TAMIR FISHMAN VENTURES II LLC, its general partner

          By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By:  /s/ Shai Saul
          ----------------------------------------
          Shai Saul, General Partner


TAMIR FISHMAN VENTURES II LP

          By: TAMIR FISHMAN VENTURES II LLC, its general partner

          By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By:  /s/ Shai Saul
          ----------------------------------------
          Shai Saul, General Partner


TAMIR FISHMAN VENTURES II CEO FUND LP

          By: TAMIR FISHMAN VENTURES II LLC, its general partner

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 14 of 16 Pages
===================                                          ===================


          By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By:  /s/ Shai Saul
          ----------------------------------------
          Shai Saul, General Partner


TAMIR FISHMAN VENTURES II (ISRAEL) LP

          By: TAMIR FISHMAN VENTURES II LLC, its general partner

          By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By:  /s/ Shai Saul
          ----------------------------------------
          Shai Saul, General Partner


TAMIR FISHMAN VENTURES II CEO (US) FUND LP

          By: TAMIR FISHMAN VENTURES II LLC, its general partner

          By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By:  /s/ Shai Saul
          ----------------------------------------
          Shai Saul, General Partner


By: /s/ Shai Saul
    ----------------------------------------------
    SHAI SAUL

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 15 of 16 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares of Allot Communications, Ltd.

EXECUTED this 14th day of February, 2007.

TAMIR FISHMAN VENTURES II LLC

     By:  TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Amir Blumenfeld
         -----------------------------------------
         Amir Blumenfeld, Authorized Signatory

     By: /s/ Danny Fishman
         -----------------------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURE CAPITAL II LTD.

     By: TAMIR FISHMAN VENTURES II LLC, its management company

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         -----------------------------------------
         Shai Saul, General Partner


TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

         By: TAMIR FISHMAN VENTURES II LLC, its general partner

         By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         -----------------------------------------
         Shai Saul, General Partner


TAMIR FISHMAN VENTURES II LP

         By: TAMIR FISHMAN VENTURES II LLC, its general partner

         By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         -----------------------------------------
         Shai Saul, General Partner


TAMIR FISHMAN VENTURES II CEO FUND LP

          By: TAMIR FISHMAN VENTURES II LLC, its general partner

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 16 of 16 Pages
===================                                          ===================

          By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         -----------------------------------------
         Shai Saul, General Partner


TAMIR FISHMAN VENTURES II (ISRAEL) LP

         By: TAMIR FISHMAN VENTURES II LLC, its general partner

         By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         -----------------------------------------
         Shai Saul, General Partner


TAMIR FISHMAN VENTURES II CEO (US) FUND LP

         By: TAMIR FISHMAN VENTURES II LLC, its general partner

         By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         -----------------------------------------
         Shai Saul, General Partner


By: /s/ Shai Saul
    ----------------------------------------------
    SHAI SAUL